Exhibit 10.5

REIMBURSEMENT AND REFINANCING AGREEMENT

This REIMBURSEMENT AND REFINANCING AGREEMENT, dated as of March 8, 2005 (this “Agreement”), by and by and among MALARA BROADCAST GROUP OF DULUTH LLC, a Delaware limited liability company (“KDLH(TV)”), MALARA BROADCAST GROUP OF DULUTH LICENSEE LLC, a Delaware limited liability company (the “Duluth Licensee”, and, together with KDLH(TV), the “Duluth Borrowers”), MALARA BROADCAST GROUP OF FORT WAYNE LLC, a Delaware limited liability company (“WPTA(TV)”), MALARA BROADCAST GROUP OF FORT WAYNE LICENSEE LLC, a Delaware limited liability company (the “Fort Wayne Licensee”, and, together with WPTA(TV), the “Fort Wayne Borrowers”; the Fort Wayne Borrowers and the Duluth Borrowers being each referred to herein as a “Borrower” and collectively as “Borrowers”) and GRANITE BROADCASTING CORPORATION, a Delaware corporation (“Granite”).

WHEREAS, Borrowers are a party to that certain Credit Agreement, dated as of the date hereof (“Credit Agreement”), by and between Borrowers, Malara Broadcast Group, Inc., Lenders signatory thereto (the “Lenders”), Dresdner Bank AG New York and Grand Cayman Branches, as Syndication Agent and D.B. Zwirn Special Opportunities Fund, L.P., as Administrative Agent for Lenders (“Administrative Agent”);

WHEREAS, as a condition to the delivery of the loan under the Credit Agreement, Lenders have required that an irrevocable Letter of Credit (“LC”) issued by The Bank of New York be delivered to the Administrative Agent, on behalf of the Lenders, in the aggregate the sum of Twenty-Four Million Two Hundred Forty Thousand Dollars ($24,240,000) to secure the obligations pursuant to the Tranche A Term Loan (“TLA”) in the Credit Agreement;

WHEREAS, Granite has agreed to deliver the LC on the terms and in accordance with this Agreement; and

WHEREAS, capitalized terms not defined in this Agreement shall have the meanings given such terms in the Credit Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1.             Issuance and Delivery of Letter of Credit.  On the date hereof, there has been delivered to Administrative Agent, an LC issued by The Bank of New York, effective as of the date hereof, in favor of Lenders, for the account of Borrowers, for an amount in aggregate the sum of Twenty-Four Million Two Hundred Forty Thousand Dollars ($24,240,000).

2.             Reimbursement of Amounts Drawn.  If any amounts under the LC are drawn (the “LC Amount”) by Administrative Agent on behalf of the Lenders of the TLA (the “TLA Lenders”), Borrowers hereby agree to repay Granite the LC Amount plus interest at a rate of 8% per annum (the “Reimbursement Obligation”).  Any interest on any portion of the Reimbursement Obligation that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrowers (or, if interest on any portion of the Reimbursement Obligation ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Reimbursement Obligation if said proceeding had not been commenced) shall be included in the Reimbursement Obligation because it is the intention of Granite and Borrowers that the Reimbursement Obligation should be determined without regard to any rule of law or order that may relieve Borrowers of any portion of such Reimbursement Obligation.  The terms of repayment of the Reimbursement Obligation will be agreed to by Granite and Borrowers at the time the Reimbursement Obligation arises; provided, that, Granite and Borrowers acknowledge that the Reimbursement Obligation of Borrowers to Granite pursuant to this Agreement will be subordinate to the Obligations of Borrowers to Lenders with respect to the Tranche B Term Loan and Revolving Loans under the Credit Agreement.

3.             Refinancing Obligations.  In the event that the Reimbursement Obligation arises as set forth in paragraph 2 above, Borrowers agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to assist Granite in obtaining refinancing for the Reimbursement Obligations.  Borrowers shall provide such cooperation as may be requested by Granite in connection with the refinancing, including (i) upon reasonable advance notice by Granite, participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, and sessions with rating agencies and (ii) using reasonable best efforts to prepare business projections and financial statements for inclusion in offering memoranda, private placement memoranda, prospectuses and similar documents.  Borrowers shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to consummate the refinancing.

4.             Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.  There are no third party beneficiaries having rights under or with respect to this Agreement.

5.             Governing Law.  This Agreement shall be governed by the laws of the State of New York, without regard to conflicts of laws principles.

6.             Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

MALARA BROADCAST GROUP OF DULUTH LLC

By:	/s/ Anthony C. Malara
Name: Anthony C. Malara
Title: President

MALARA BROADCAST GROUP OF DULUTH LICENSEE LLC

By:	/s/ Anthony C. Malara
Name: Anthony C. Malara
Title: President

MALARA BROADCAST GROUP OF FORT WAYNE LLC

By:	/s/ Anthony C. Malara
Name: Anthony C. Malara
Title: President

MALARA BROADCAST GROUP OF FORT WAYNE LICENSEE LLC

By:	/s/ Anthony C. Malara
Name: Anthony C. Malara
Title: President

GRANITE BROADCASTING CORPORATION

By:	/s/ Lawrence I. Wills
Name: Lawrence I. Wills
Title: Senior Vice President